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                                                                    Exhibit 99.1

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE                 CONTACTS:

                                      INVESTORS:  Bill Newbould   (610)651-6122
                                                  Paul Wulfing    (610)889-4422


                                      MEDIA:      Elliot Sloane   (212)704-8126
                                                  (Edelman)
                                                  Ellena Friedman (212)704-8221
                                                  (Edelman)

                      CENTOCOR AGREES TO ACQUIRE U.S. AND
                       CANADIAN RIGHTS FOR RETAVASE(TM)

MALVERN, Pa., February 12, 1998 - Centocor, Inc. (Nasdaq: CNTO) announced today that it has entered into a definitive agreement to acquire the U.S. and Canadian product rights for RETAVASE(TM) (reteplase), a leading acute-care cardiovascular drug, from Roche Healthcare Limited, an affiliate of Roche Holding Ltd., for $335 million in cash. In addition, Centocor is offering to employ, upon closing of the transaction, many U.S.-based sales and marketing personnel who currently commercialize the product.

RETAVASE, A FIBRINOLYTIC DRUG
-----------------------------

RETAVASE in a recombinant biologic cardiology care product administered for the treatment of acute myocardial infarction (heart attack) to improve blood flow in the heart. It is among the class of drugs known as "clot busters." Sales of these drugs in the United States in 1997 were approximately $300 million. RETAVASE received marketing authorization from the FDA in October 1996 and was launched in January 1997. Centocor believes, based on industry data, that RETAVASE achieved a 12% share of the U.S. market in 1997.

The opportunity to acquire RETAVASE has arisen because it is expected that Roche, as part of its purchase of Corange Ltd. (parent company of Boehringer Mannheim, the manufacturer and marketer of RETAVASE), will divest RETAVASE due to Roche's majority ownership in Genentech, maker of a competing product. The divestiture and the purchase agreement will be subject to Federal Trade Commission approval. The transaction is also subject to the closing of the Roche acquisition of Corange and satisfaction of other regulatory requirements and customary closing conditions. Subject to satisfaction of these conditions, the transaction is expected to close during the first quarter of 1998. The company plans to finance the acquisition through the issuance of convertible debt securities, subject to market conditions.

REASONS FOR TRANSACTION
-----------------------

"This acquisition is a transforming transaction for Centocor," said David P. Holveck, chief executive officer. "Centocor has been an emerging biotechnology company with several promising products and a strategic

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intent to integrate forward into the commercial arena. This transaction will allow immediate forward integration, while adding a fourth innovative product, RETAVASE, to Centocor's existing portfolio of ReoPro(R), Panorex(R) and Avakine(TM), the latter a product in development. In addition, it provides the company with an opportunity to enhance its operational profitability in the near term without the risks inherent in the long-term development cycle typically associated with such innovative products."

"This is a rare combination of strategic fit and financial opportunity for Centocor," continued Joseph C. Scodari, president and chief operating officer. "The company believes that RETAVASE, an approved and launched cardiovascular product early in its life cycle, positions Centocor as a leader in acute cardiovascular care. RETAVASE is the second recombinant plasminogen activator drug to enter the established fibrinolytic market. It has the important advantage of being administered through bolus injections rather than the more complicated infusion administration required for tPA. Centocor now will be positioned with products in the two most significant therapeutic alternatives for acute myocardial infarction (AMI, or heart attack) patients: fibrinolytic therapy (RETAVASE) and percutaneous coronary intervention (ReoPro), the latter in conjunction with Eli Lilly and Company."

Scodari went on to note that, "The company believes that the complementary nature of RETAVASE and ReoPro will allow Centocor to accelerate the penetration of these products in the emergency medicine and clinical cardiology fields, respectively."

Two Phase II trials are currently underway to evaluate the combination of ReoPro and fibrinolytics in the therapy of acute myocardial infarction. The TIMI 14 trial is assessing combinations of ReoPro and tPA or streptokinase. The SPEED trial is evaluating the combination of ReoPro and RETAVASE. These trials will help determine the potential value of fibrinolytic and GPIIb/IIIa combination therapy in the medical management of AMI patients, and may guide future planning for a Phase III trial. The company also may explore an additional opportunity for therapy in stroke patients.

Centocor may also benefit from additional ReoPro sales in light of an agreement in principle to have the RETAVASE sales force jointly promote ReoPro in the U.S. with Eli Lilly. In addition, RETAVASE will complement the current plans of the company's subsidiary, Centocor Diagnostics, Inc., to develop and commercialize a platelet-activation diagnostic test that is intended to aid in the identification of heart attack patients.

MARKETING PLANS
---------------

Approximately 200 employees are expected to be involved in the commercialization of RETAVASE. As part of Centocor's agreement with Roche, many of Boehringer Mannheim's existing U.S. sales, marketing and support organization employees are being offered positions with Centocor, conditioned on FTC approval and closing of the RETAVASE transaction.

"The proposed joint promotion of ReoPro by both Centocor and Lilly would enable the companies to expand the selling effort Lilly is already placing behind the brand. This would enable us to maximize the recently expanded label for ReoPro," said William R. Ringo, president, internal medicine business unit at Lilly. "The

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possibility of expanding our collaboration with Centocor to eventually include joint promotion will further strengthen an already successful relationship."

"The new elements of our proposed agreement with Lilly build upon our very strong and productive relationship and set the stage for maximizing the potential of ReoPro in the marketplace," said Scodari. "This will take the Lily-Centocor relationship to a new level. In addition, Centocor will be adding a strong cardiovascular sales and marketing arm from Boehringer Mannheim that has successfully launched and commercialized RETAVASE in a very competitive environment."

FINANCIAL IMPACT
----------------

On a pro forma basis, assuming the transaction had closed on January 1, 1997, the transaction would have reduced operating earnings before interest expense and taxes for the year ended December 31, 1997, by approximately $24 million, without giving effect to any costs of financing or special charges associated with the transaction. Such pro forma results include expenses associated with the initial launch of the product. The company currently expects the transaction to contribute to operating earnings before interest expense and taxes in 1999 and to contribute to pretax earnings in 2000.

In connection with the acquisition, Centocor expects to record a one-time, pretax charge of approximately $135-145 million in the first quarter of 1998, representing the acquisition of in-process research and development. Also during the first quarter, the company expects to record a one-time tax benefit of approximately $20 million from the recognition of certain deferred tax assets.

TERMS OF AGREEMENT WITH ROCHE
-----------------------------

Among the assets being acquired by Centocor are U.S. and Canadian intellectual property rights related to RETAVASE, including those necessary for the manufacture and development of the product, and various marketing and related assets. At closing, Centocor will also acquire, at an agreed price per unit, Boehringer Mannheim's then-existing U.S. inventory of RETAVASE.

Under a supply agreement, Boehringer Mannheim will continue to manufacture RETAVASE in Germany; however, Centocor ultimately will assume responsibility for manufacturing. Of the purchase price, $20 million will be placed in escrow at closing, to be refunded to Centocor upon Centocor's successful completion of certain milestones in the transfer of manufacturing from Boehringer Mannheim.

Centocor will assume responsibility for the defense of certain RETAVASE-related patent litigation initiated against Boehringer Mannheim by Genentech in the U.S. and Germany. The expenses of such litigation will be shared by Roche, subject to certain limitations. In addition, Centocor will be reimbursed for certain liabilities that could result from this litigation and, under certain circumstances, will be refunded some or all of the purchase price.

Centocor plans to distribute RETAVASE in Canada through a partner, and currently is evaluating possible alliances.

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Centocor's mission is to develop or otherwise acquire and commercialize novel therapeutic and diagnostic products and services that solve critical needs in human health care, with a primary technology focus on monoclonal antibodies and DNA-based products.

The Securities to be issued by the Company have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Any statements released by Centocor that are forward looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and protections about the Company's industry, management's beliefs and certain assumptions made by the Company's management. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties which may affect the Company's business and prospects, including economic, competitive, government, technological and other factors discussed in the Company's filings with the Securities and Exchange Commission. Investors are cautioned, in particular, that there can be no assurance of favorable regulatory action by the Federal Trade Commission in connection with the Roche-Corange transaction; and there can be no assurance of favorable regulatory action by the Food and Drug Administration or its Canadian counterpart based on the results of any clinical trial or application for expanded label indications for a product already approved for a more limited indication.

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ReoPro(R) is a registered trademark of Eli Lilly and Company.